EXHIBIT 10.1

Boston Therapeutics Inc.
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

September 24, 2015
Typenex Co-Investment, LLC
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

Attn: John M. Fife

Re:	Debt Settlement / Warrant Cancellation

Dear Mr. Fife:

Effective September 24, 2015, it is hereby acknowledged by Typenex Co-Investment, LLC, a Utah limited liability company ("Holder"), and Boston Therapeutics, Inc. (the "Company" and collectively with Holder, the "Parties") that the Company previously issued to Holder a 10% Convertible Promissory Note (the "Note"), dated March 12, 2015, in the principal amount of $225,000 (the "Note Amount") and a Warrant to Purchase Shares of Common Stock, dated March 12, 2015, exercisable at $0.30 per share, as adjusted for a period of five years (the "Warrant").  By executing this letter, the Parties agree to settle the Note Amount, including principal and interest, less any payments made, and to terminate the Warrant, through a one-time cash payment by Company to Holder in the amount of $217,500 (the "Cash Settlement Amount").  The payment of the Cash Settlement Amount by the Company to Holder will be in full and final settlement of the Note Amount owed to Holder by the Company and all agreements and contracts between the parties related to the Note and the Warrant shall be terminated.  For the avoidance of doubt, the Warrant shall be terminated and rendered null and void.

In consideration for Holder's receipt of the Cash Settlement Amount and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holder, on its own behalf and on behalf of any entities which are controlled by Holder, does, in connection with the Note and the Warrant, hereby release and discharge the Company and each of its respective officers, directors, affiliates, agents, counsel, employees vendors, investors, and subsidiaries and its respective administrators, successors and assigns from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims, compensation and demands whatsoever, in law, admiralty or equity which against them or any of them Holder and its affiliates, executors, administrators, successors and assigns ever had, now have or may in the future can, shall or may have against the Company and affiliate of them in connection with the Note and Warrant, for, upon or by reason or any matter, cause or thing whatsoever from the beginning of the world to the date of this release.

We kindly request that Holder execute this letter below indicating that Holder agrees with the above.

Sincerely,

Boston Therapeutics, Inc.

By: /s/David Platt
Name: David Platt
Title: CEO and Director

AGREED AND ACKNOWLEDGED:

Typenex Co-Investment, LLC

By: Red Cliffs Investments, Inc., its Manager

By: /s/John M. Fife
Name: John M. Fife
Title: President